Shrink Nanotechnologies’ Recently Licensed University of Chicago “Electronic Glue” Technology Will Enable High Efficiency Low Cost “Printed” Solar Cells

Solar Applications to Be Shrink’s First Commercial Application of this Technology

CARLSBAD, CA – December 14, 2010 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB: INKN), an innovative nanotechnology company developing products and licensing opportunities in the solar energy industry, medical diagnostics and sensors and biotechnology research and development tools businesses, announced today through its wholly owned subsidiary, BlackBox Semiconductor, Inc., that it’s recently licensed “electronic glue” chemistry will enable high efficiency solar cells to be fabricated from semiconductor nanocrystals with low cost roll-to-roll processing.

For years it has been theorized that the tunable properties of semiconductor nanocrystals could enable a next generation of highly efficient and low cost solar cells.  However, to date, efficiencies of such devices have been extremely low – mostly due to the fact that the “electronic coupling” between nanocystals has been poor.  This means that when energy is created, it does not flow very well – certainly not as well as silicon – which means that minimal amounts of the energy collected are ultimately harvested and turned into power.  “Electronic glue” solves this critical technical barrier.

In a solar cell, light is harvested by the semiconductor material (typically silicon) which produces charges. In order to produce electricity, these charges need to flow easily through the material.  Solar cells have been made from nanomaterials, but the efficiency improving properties of the nanomaterials have to be eliminated by melting them together because this is the only way for charge carriers to flow.  Nanocrystals have been great light harvesters but have historically have provided a poor path for charges to flow.

The University of Chicago technology, invented by Dr. Dmitri Talapin, solves this problem by modifying the nanocrystals with an “electronic glue” that allows charges to flow more easily between particles, thus giving the device the potential power and efficiency of bulk semiconductors while enjoying the benefits of the small size and flexibility of the semiconductor nanocrystals.  This will lead to a device being manufactured with the ultimate combination of high efficiency and low cost, roll-to-roll production.

“Shrink has done a considerable amount of work in the semiconductor nanocrystal realm, always running into the headwinds electronic coupling issues.  We believe that Dr. Talapin’s “electronic glue” technology is going to be a game changer as we ready our resources to turn this technology into products that make a difference in people’s lives,” said Shrink CEO Mark L. Baum.

The Large and Growing Solar Market Needs a Game Changing Next Generation Commercial Technology

The global solar market is poised to rebound in the coming years and ultimately eclipse the $83 billion market in 2014, according to U.S. Solar Energy Market World Data, 2nd Edition by leading industrial market research firm SBI Energy.

Future growth is attributed to the anticipated strength of strong photovoltaic module sales in countries such as the United States, Germany, and China, in addition to a continuing strong solar thermal market in the two latter countries.  Compound annual growth rate (CAGR) will exceed of 40% through 2014 in many segments of the solar market.

According to Norman Deschamps, SBI Energy analyst, “The strong growth for solar as a whole is going to begin in 2010 as sales in the photovoltaic sector continue to accelerate and declines in module and system component prices become far more moderate, along the lines of a 10% to 15% drop rather than the tumultuous 25% to 40% drop experienced in 2009.  Equally noteworthy is the reality that global concentrated solar power installations are just getting started and we predict tremendous growth in the segment beginning in 2012."

In the U.S., the solar market has come far since its inception over 30 years ago, but still has a long way to go. While growth has been spectacular since 2002, solar power continues to hold just a fractional share -- under 1% -- of U.S. energy production. Nevertheless, the U.S. has the greatest potential to increase its position in the solar market. The U.S. photovoltaic market was up an estimated 6% in 2009 to almost $4 billion and photovoltaic installations rose to 469 megawatts, according to SBI Energy. By 2014, photovoltaic installations are forecast to reach 7,600 megawatts by building on renewed interest in solar from utilities and the extension of the solar tax credit.

To learn more about Dr. Talapin’s work, Google: “electronic glue”

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a one-of-a-kind FIGA™ organization, which focuses on leveraging contributions from experts in Finance, Industry, Government and Academia. Operating as a high-technology development-stage company, Shrink licenses, owns and develops proprietary and patent-pending nano-sized technologies, components and product systems. The Company's unique NanoShrink™ material is a pre-stressed polymer which is used in a patent pending manufacturing platform with numerous applications in the solar energy, human and animal diagnostics, and biotechnology research and development tools industries. For more information, please visit www.shrinknano.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink’s ability to obtain additional financing and to build and develop markets for Shrink’s biotechnology and solar technologies and products. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink’s success are more fully disclosed in Shrink’s most recent public filings with the U.S. Securities and Exchange Commission.

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

New 'electronic glue' promises less expensive semiconductors

Dmitri Talapin